NovaDel Announces $14 Million Financing

-Proceeds to Fund Pipeline of Oral Spray Drug Candidates-

Flemington, NJ, December 15, 2006 – Pursuant to a Securities Purchase Agreement (the Agreement) dated December 14, 2006, NovaDel Pharma Inc. (AMEX: NVD) announced today that it has entered into an agreement for the issuance and sale of 9,823,983 shares of the Company’s common stock to new and existing investors to raise approximately $14 million in gross proceeds in a common stock private equity offering.

“NovaDel plans to use the proceeds of this transaction to fund the development of our growing pipeline of oral spray drug candidates and build on the recent FDA approval of our first compound, NitroMist™. We are very excited about our development pipeline which includes ondansetron Oral Spray that is currently under late stage FDA review through our partner Hana Biosciences, Inc., two candidates projected to be submitted with the FDA for approval next year and two additional compounds we expect will enter the clinic during 2007,” said Jan H. Egberts, M.D., President and Chief Executive Officer of NovaDel. “We are pleased to have the support and confidence of both new and existing institutional investors as we advance Sumatriptan Oral Spray and Zolpidem Oral Spray toward registration and continue to expand our pipeline.”

Terms of the Financing

NovaDel will issue and sell 9,823,983 shares of common stock plus warrants to purchase 3,929,593 shares of common stock. Investors will purchase shares of common stock at the offering price of $1.45 per share, and will received .4 warrants per share of stock expiring December 14, 2011 with an exercise price equal to $1.70 per share. Closing of the offering is expected to occur by December 29, 2006.

The securities were offered to accredited investors in reliance on an exemption from the registration requirements of the Securities Act of 1933 (the “Securities Act”). The offering has not been registered under the Securities Act or any state securities or “blue sky” laws and the shares may not be offered or sold absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. NovaDel agreed, subject to certain terms and conditions, to file a registration statement under the Securities Act covering the resale of the shares purchased and shares issuable upon exercise of the warrants.

This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy shares or warrants and is being issued under Rule 135c under the Securities Act.

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About NovaDel Pharma, Inc.

NovaDel Pharma Inc. is a specialty pharmaceutical company engaged in the development of novel drug delivery systems for prescription and over-the-counter drugs. The Company’s proprietary oral spray technology delivery system offers the patient the potential for (i) more rapid delivery of drugs to the bloodstream allowing for quicker onset of therapeutic effects compared to conventional oral dosage forms; (ii) increased bioavailability of a drug by avoiding metabolism by the liver; (iii) improved drug safety profile by reducing the required dosage, including possible reduction of side effects; (iv) improved dosage reliability; (v) allowing medication to be taken without water; (vi) avoiding the need to swallow as is the case with many medications; and (vii) improved patient convenience and compliance. The Company plans to develop such products independently and through collaborative arrangements with major pharmaceutical and biotech companies. To find out more about NovaDel Pharma Inc. (AMEX: NVD), visit www.novadel.com.

NovaDel Safe Harbor Statement

Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein including, but not limited to, the successful completion of its pilot pharmacokinetic feasibility studies, the ability to develop products (independently and through collaborative arrangements), the ability to commercialize and obtain FDA and other regulatory approvals for products under development and the acceptance in the marketplace for lingual spray products. The filing of an NDA with the FDA is an important step in the approval process in the United States. Acceptance for filing by the FDA does not mean that the NDA has been or will be approved, nor does it represent an evaluation of the adequacy of the data submitted. Further, the Company operates in industries where securities may be volatile and may be influenced by regulatory and other factors beyond the Company’s control. Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company’s most recent Annual Report and Registration Statements, filed with the Securities and Exchange Commission. In assessing forward-looking statements contained herein, if any, the reader is urged to carefully read all cautionary statements contained in such filings.

For Further Information:

NovaDel Pharma Inc.	MacDougall Biomedical Communications:
Michael Spicer	Christopher Erdman (investors)
Chief Financial Officer	Kari Watson (media)
(908) 782-3431 x2550	(508) 647-0209